Exhibit 99.1

DESCRIPTION OF COMMON STOCK

The authorized capital stock of Aethlon Medical, Inc. (the “Company”) consists of 250,000,000 shares of common stock, par value $0.001 per share. Our common stockholders are entitled to one vote per share on all matters to be voted upon by those stockholders. Upon the liquidation, dissolution, or winding up of the Company, our common stockholders will be entitled to share ratably in all of the assets that are legally available for distribution, after payment of all debts and other liabilities. Our common stockholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are validly issued, fully paid and non-assessable.

The transfer agent for our common shares is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.